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                                                         HECO Exhibit 12(b)
                                                         ------------------

Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

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
                                                     Three months ended
                                                          March 31,
                                                     ------------------
(dollars in thousands)                                 1994       1993
- - -----------------------------------------------------------------------
FIXED CHARGES
Total interest charges............................   $ 9,063    $ 8,135
Interest component of rentals.....................       212        302
Pretax preferred stock dividend
  requirements of subsidiaries....................     1,169        807
                                                     -------    -------
TOTAL FIXED CHARGES...............................   $10,444    $ 9,244
                                                     =======    =======

EARNINGS
Income before preferred stock dividends of HECO...   $10,360    $ 8,572
Income taxes (see note below).....................     7,008      4,966
Fixed charges, as shown...........................    10,444      9,244
AFUDC for borrowed funds..........................      (871)      (919)
                                                     -------    -------
EARNINGS AVAILABLE FOR FIXED CHARGES..............   $26,941    $21,863
                                                     =======    =======
RATIO OF EARNINGS TO FIXED CHARGES................      2.58       2.37
                                                     =======    =======

Note:
Income taxes is comprised of the following
  Expense relating to operating income for
    regulatory purposes...........................    $7,054     $4,989
  Benefit relating to nonoperating income
    or loss.......................................       (46)       (23)
                                                      ------     ------
                                                      $7,008     $4,966
                                                      ======     ======
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